UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - August 30, 2004

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	1-8796 (Commission File No.)	87-0407509 (I.R.S. Employer Identification No.)

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P.O. Box 45433, 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item 8.01

Other Events.

On August 30, 2004, the Public Service Commission of Utah (the "Commission") determined that Questar Gas Company ("Questar Gas") failed to meet its burden of proving it acted prudently by removing carbon dioxide from gas volumes in order to increase the heating content of such volumes.  Questar Gas is an indirect subsidiary of Questar Corporation ("Questar" or the "Company").   The Commission reversed its prior decision previously entered in Questar Gas's 1999 general rate case and denied recovery of costs incurred by Questar Gas during the period from June of 1999 to June of 2004 to process the gas volumes.

The Commission's decision ended the regulatory proceedings that commenced following an adverse decision issued by the Supreme Court of Utah on August 1, 2003.  The court ruled that the Commission did not comply with statutory responsibilities when approving a stipulation that permitted Questar Gas to recover $5 million in costs per year.  The regulatory proceedings have been discussed in quarterly, annual, and current reports filed by Questar Gas and the Company since August 1, 2003.

Questar Gas has been accruing a liability for the gas processing costs that have been reflected in rates, which was $27.9 million as of June 30, 2004.  The Commission's order effectively requires Questar Gas to refund this amount to its customers.

In a news release issued on August 30, 2004, the Company announced that it disagreed with the Commission's order and concluded that "the status quo for Questar Gas is no longer an option for Questar and its shareholders."  Questar also affirmed its recurring earnings guidance for 2004 of $2.45 to $2.60 per share, but noted that Questar Pipeline Company, an affiliate that owns the processing plant, may be required to write down its $18.3 million book investment in the plant and related facilities.

Item 9.01

Financial Statements and Exhibits.

(c)

The following exhibit is filed as part of this report:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUESTAR CORPORATION

(Registrant)

August 30, 2004

/s/Keith O. Rattie______________

Keith O. Rattie

Chairman, President and Chief

Executive Officer

List of Exhibits:

Exhibit No.

Exhibit

99.

News release dated August 30, 2004.

SALT LAKE CITY — Utah Public Service Commission (PSC) ruled today that it will not allow Questar Gas to recover $28 million the utility spent to process natural gas between June 1999 and May 2004.

“We disagree with the PSC’s decision. We did the right thing to protect our customers,” said Alan Allred, Questar Gas’s president and CEO. “We will find other ways to protect Questar Gas customers, but the alternatives will cost our customers more.”

Today’s order requires Questar Gas to refund about $28 million previously collected in rates.

“We’ve accrued for the refund liability, so this decision does not affect our guidance of $2.45 - $2.60 recurring earnings per share for 2004,” said Questar Chairman and CEO Keith Rattie. “The commission’s order may require Questar Pipeline to write down its $18.3 million book investment in the processing plant and related facilities.

“Longer term, the status quo for Questar Gas is no longer an option for Questar Corporation and its shareholders,” said Rattie.

Since 1999, Questar Gas has paid an affiliate to process natural gas at a plant near Price, Utah. The processing is necessary to keep gas supplies delivered to the utility’s customers compatible with their appliances. With today’s order, the PSC reversed a position it took in 1999 when it approved a compromise settlement that allowed Questar Gas to recover 68 percent of its processing costs.

Questar Gas and Questar Pipeline are subsidiaries of Questar Corp. (NYSE:STR), an integrated natural gas company with $4.4 billion in enterprise value. Questar Pipeline conducts interstate natural gas transmission and storage in Wyoming, Colorado and Utah.  Questar Gas provides retail natural gas-distribution services to more than 770,000 residential, commercial and industrial customers in Utah, southwestern Wyoming and southeastern Idaho.  Headquartered in Salt Lake City, Questar Corp. engages in gas and oil development and production; gas gathering, processing and marketing; interstate gas transmission and storage; and retail gas distribution.

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For more information, VISIT QUESTAR'S INTERNET SITE at: www.questar.com.